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                       [LETTERHEAD OF APACHE CORPORATION]

                                                                     EXHIBIT 5.1





                                 April 2, 1999


Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, Texas 77056-4400

Ladies and Gentlemen:

         I am General Counsel to Apache Corporation, a Delaware Corporation (the "Company"), and am rendering this opinion in my capacity as such in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $1,000,000,000 aggregate initial offering price of the Company's preferred stock, no par value ("Preferred Stock"), the Company's common stock, par value $1.25 per share ("Common Stock"), and the Company's senior unsecured debt securities (the "Debt Securities" and together with the Preferred Stock and the Common Stock, the "Securities") described in the registration statement on Form S-3 (the "Registration Statement") of the Company. The Securities are to be offered upon the terms and subject to the conditions set forth in one or more underwriting agreements by and between the Company and the persons named as underwriters therein ("Underwriting Agreement"). The Debt Securities are to be issued in one or more series pursuant to an Indenture between the Company and The Chase Manhattan Bank, Trustee. If so specified in the applicable prospectus supplement, the Preferred Stock may be represented by depositary shares entitling the holders proportionally to all rights and preferences of the Preferred Stock.

         In connection herewith, I have examined the Registration Statement covering the Securities which is to be filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to my satisfaction of the restated certificate of incorporation and the by-laws of the Company, each as amended to date, the corporate proceedings with respect to the offering of the Securities and such other documents and instruments as I have deemed it necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments presented to be originals, the conformity to original documents of all records, certificates, and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments
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April 2, 1999
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submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The Debt Securities, when duly authorized and duly executed by the proper officers of the Company, authenticated and delivered by the Trustee in accordance with the Indenture, and issued and sold pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

2. The Preferred Stock and the Common Stock proposed to be issued, when duly authorized, issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

         The opinion expressed in paragraph (1) above regarding the enforceability of the Debt Securities is subject to the exception of the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors right's generally or by general equity principals, and except further as enforcement thereof may be limited by (i) requirements that claims with respect to any Debt Securities denominated other than in U. S. Dollars (or a foreign currency or composite currency in respect of such claim) be converted into U.S. Dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (ii) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Z.S. KOBIASHVILI
                                        --------------------
                                            Z.S. Kobiashvili